Exhibit 99


                          GROW BIZ INTERNATIONAL, INC.
             CAUTIONARY STATEMENTS FOR PURPOSES OF THE "SAFE HARBOR"
           PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT


Grow Biz International, Inc. (the "Company") desires to take advantage of the new "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is filing this Exhibit to its Quarterly Report on Form 10-Q in order to do so. When used in this Quarterly Report on Form 10-Q and in future filings by the Company with the Securities and Exchange Commission in the Company's annual report, quarterly reports, press releases and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result", "look for", "may result", "will continue", "is anticipated", "expect", "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company cautions readers that the following important factors, among others, could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any forward-looking statements made by, or on behalf of, the Company:

DEPENDENCE ON NEW FRANCHISEES

The Company's ability to generate increased revenue and achieve higher levels of profitability depends on increasing the number of franchised stores open. While management believes that a number of major metropolitan markets have reached or are nearing the saturation point for certain concepts, management also believes that many larger and smaller markets will continue to provide significant opportunities for sales of franchises and that the Company can sustain approximately its current annual level of store openings. However, there can be no assurance that the Company will sustain this level of store openings.

INABILITY TO COLLECT ACCOUNTS RECEIVABLE

In the event that the Company's ability to collect accounts receivable significantly declines from current rates, additional charges that affect earnings may be incurred.

UNOPENED STORES

The Company believes that a substantial majority of stores sold but not opened will open within the time period permitted by the applicable franchise agreement or the Company will be able to resell the territories for most of the terminated or expired franchises. However, there can be no assurance that substantially all of the currently sold but unopened franchises will open and commence paying royalties to the Company. To the extent the Company is required to refund any franchise fees for stores that do not open, the Company believes that it will be able to repay these fees out of available cash.

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DEPENDENCE ON SUPPLY OF USED MERCHANDISE

The Company's store concepts are based on offering customers a mix of used and new merchandise. As a result, obtaining continuing supplies of high quality used merchandise is essential to the success of the Company's store concepts. To date, supplies of used merchandise have been adequate and the Company's training programs emphasize methods for locating and purchasing used goods. There can be no assurance, however, that supply problems will not be encountered in the future.

COMPETITION

Retailing, including the sale of sporting goods, children's apparel, computer equipment, compact disks and musical instruments, is highly competitive. Many retailers have significantly greater financial and other resources than the Company and its franchisees. Individual franchisees face competition in their markets from retailers of new merchandise and, in certain instances, resale, thrift and other stores that sell used merchandise. To date, the Company's franchisees and its Company-owned stores have not faced a high degree of competition in the sale of used merchandise. However, the Company may face additional competition as its franchise systems expand and additional competitors may enter the used merchandise market.

S, G & A EXPENSE

The Company's ability to control the amount, and rate of growth in, selling, general and administrative expenses; and the impact of unusual items resulting from the Company's ongoing evaluation of its business strategies, asset valuations and organizational structures.

FINANCING

The Company's ability to obtain competitive financing to fund its growth.

QUARTERLY FLUCTUATIONS

The Company's quarterly results of operations have fluctuated as a result of the timing of recognition of franchise fees, receipt of royalty payments, timing of merchandise shipments, timing of expenditures and other factors. There can be no assurance that results in future periods will not fluctuate on a quarterly basis.

GOVERNMENT REGULATION

As a franchisor, the Company is subject to various federal and state franchise laws and regulations. Although the Company believes it is currently in material compliance with existing federal and state laws, there is a trend toward increasing government regulation of franchising. The promulgation of new franchising laws and regulations could adversely affect the Company.

The Company does not undertake and specifically declines any obligations to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.